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                                                                   EXHIBIT 10(c)



                               PROMOTION AGREEMENT
                       ASHWORTH, INC., JAMES W. NANTZ III
                         AND NANTZ COMMUNICATIONS, INC.

         THIS AGREEMENT is entered into by and among ASHWORTH, INC. (The "Company" or "Ashworth"), JAMES W. NANTZ III ("Nantz") and NANTZ COMMUNICATIONS, INC. ("Nantz Communications"), effective as of November 1, 2001.

         WHEREAS, the Company desires to retain Nantz Communications and Nantz to provide certain promotional and other services and Nantz Communications and Nantz are willing to provide such services on the terms and conditions set forth herein; and

         WHEREAS, the parties hereto desire to set forth in writing their agreement as to such promotion arrangement;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   DEFINITIONS

         As used herein, the terms set forth below shall be defined as follows:

         ENDORSEMENT shall include only the right to use the name, any nickname, initials, autograph, facsimile signature, photograph, portrait, likeness, and/or endorsement of Nantz.

         ASHWORTH APPAREL shall mean all ASHWORTH(R) brand sportswear apparel contained in the Company's present and future collections (during the Term (as defined below)).

         ASHWORTH PRODUCTS shall mean, collectively, Ashworth Apparel and Ashworth hats and shoes.

         DISABILITY shall mean mental or physical illness or condition rendering Nantz incapable of fulfilling the services to be provided by him under this Agreement for a continuous period of at least 60 days.

         PREMIUM PROGRAM shall mean any traffic builder or other program involving the use of a premium to sell products or services other than Ashworth products and shall include any program primarily designed to attract the consumer to purchase a product or service other than Ashworth Products themselves.

         CONTRACT YEAR shall mean a period of twelve (12) successive months commencing on any first day of November during the Term.

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                              TERM OF RELATIONSHIP

1. GRANT AND ACCEPTANCE. The Company hereby retains Nantz Communications and Nantz to provide the below described services (the "Services") and Nantz Communications and Nantz agree to provide the Services upon the terms and conditions herein set forth.

2. TERM. Except as otherwise provided herein, this Agreement shall commence effective November 1, 2001, and shall continue for a term of three (3) years expiring October 31, 2004 (the "Term").


                                    SERVICES

         Nantz Communications and Nantz shall furnish the following Services:

1. ENDORSEMENT. Subject to the terms and conditions hereof, Nantz Communications grants to the Company the Endorsement throughout the world during the Term in connection with the advertisement, promotion and sale by the Company of Ashworth Products except in connection with Premium Programs.

2. ASHWORTH APPAREL AND PRODUCTS. Subject to any restrictions, contractual or otherwise, on Nantz Communications or Nantz (collectively, the "Restrictions"), Nantz shall wear Ashworth Products, when possible and as reasonably appropriate, while broadcasting all professional sports tournaments and other professional sports outings, and during any professional sports clinics or instructions given by Nantz Communications or Nantz; provided that the Company has provided Nantz, at no charge, with sufficient amounts of Ashworth Products in styles and sizes Nantz finds suitable and appropriate for his use, subject to the restriction under Paragraph 4 of Section COMPENSATION AND CONSULTING FEES.

3. LOGOS. Except as otherwise provided herein, and subject to the Restrictions, Nantz Communications agrees that such Products may prominently bear the Company's logo and shall not bear any other logos.

4. PHOTOGRAPHY, SPEAKING AND STORE APPEARANCES. Nantz agrees to be available for up to four photography sessions (2 in Southern California during the week and 2 to be at Nantz's site locations or tournaments), two speaking engagements, and three store appearances each Contract Year, at times and places mutually convenient for Nantz and the Company but in no event at times which adversely impact on the schedules of Nantz Communications or Nantz. Nantz Communications shall have the right to review and reject in good faith the use of any advertising, promotion or other programs and materials which include Nantz or his image. No use shall be made of any such programs or materials hereunder unless and until the same has been approved by Nantz

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         Communications. The Company agrees that each photography session shall not exceed one and one-half days and each speaking engagement and store appearance shall not exceed one-half day. The Company further understands that failure to utilize services of Nantz pursuant to this section shall not result in any reduction in payments to Nantz Communications hereunder, nor may the obligations to provide Services be carried forward from one Contract Year to another Contract year. The obligations of Nantz Communications and Nantz to provide the Services hereunder are subject to the condition that payments to Nantz Communications are current and up to date.

5. NEW ACCOUNTS, CELEBRITIES. Nantz agrees to assist Ashworth in locating potential new accounts based on his professional contacts, assist Ashworth in gaining access to celebrities and CBS executives which Ashworth could provide clothes for special events and also assist in gaining access to non-golf professionals who potentially would wear Ashworth clothes.

6. SPECIAL EVENTS. Nantz will assist Ashworth in creating, promoting and participating in an event (i.e., golf tournament, cocktail reception, etc.) to be associated with a major sporting event (i.e., PGA Championship, Masters, etc.).

7. EMPLOYEE STATUS. Nantz will be a full time Ashworth employee rather than an independent contractor.

8. OTHER OBLIGATIONS. The Company acknowledges that Nantz Communications' and Nantz's obligations to CBS or any other television station or network with which Nantz Communications or Nantz has a contract or arrangement shall take precedence over any other commitments of Nantz Communications or Nantz under this Agreement.



                                 INDEMNIFICATION

         Neither Nantz Communications nor Nantz shall be liable for any obligations of the Company resulting directly or indirectly from the Endorsement of Ashworth Products. The Company shall protect, indemnify and hold harmless each of Nantz Communications and Nantz against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, arising out of, or in any way connected with such Endorsement, in any advertising or promotional materials furnished by or on behalf of the Company, actions or omissions of the Company or any claim or action for personal injury, death or other cause of action involving alleged defects in Ashworth Products, including but not limited to indemnification of reasonable legal expenses incurred in defense of all such claims. Further, Nantz Communications or Nantz shall have the right to select legal counsel to represent it or him in the event of any such claims or legal proceedings, and the costs of such legal representation shall be paid by the Company.

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                                    INSURANCE

         The Company agrees to provide and maintain, at its own expense, advertising and product liability insurance each with limits no less than five million dollars ($5,000,000) and within thirty (30) days from the date hereof, the Company will submit to Nantz Communications a fully paid policy or certificate of insurance naming Nantz Communications and Nantz as insured parties, requiring that the insurer shall not terminate or materially modify such without written notice to Nantz Communications at least twenty (20) days in advance thereof.

         The Company further agrees to provide and maintain, at its own expense, a policy of Directors and Officers Insurance with limits no less than twenty-five million dollars ($25,000,000) and within thirty (30) days from the date hereof, the Company will submit to Nantz Communications a fully paid policy or certificate of insurance naming Nantz as an insured party, requiring that the insurer shall not terminate or materially modify such without written notice to Nantz Communications at least twenty (20) days in advance hereof.


                        COMPENSATION AND CONSULTING FEES

         As full compensation for Services, the Company shall pay Nantz Communications the following fees:

9. CONSULTING FEE. The Company shall pay Nantz Communications an annual consulting fee of $25,000 in year one, $35,000 in year two and $45,000 in year three, such fee to be paid in equal quarterly installments on the 1st day of each December, March, June and September of each Contract year.

10. DIRECTORS FEES. The Company shall pay Nantz Communications an additional $5,000 per year as compensation for attendance at Board Meetings.

11. ADDITIONAL FEES. If Nantz agrees to participate in more than three store appearances in any given Contract Year, the Company shall pay Nantz Communications an additional fee of $7,500 for such additional appearance prior to or simultaneously with such appearances.

12. REIMBURSEMENT OF EXPENSES. The Company shall reimburse Nantz Communications for expenses reasonably incurred by Nantz or Nantz Communications in connection with the Services to the Company including, but not limited to, first-class airfare, hotel accommodations, local transportation and meals. Nantz Communications shall furnish the Company with an itemized statement from time to time, together with, whenever possible, actual bills, receipts, and other evidence of expenditure. Nantz Communications shall be reimbursed within thirty (30) days after receipt by the Company of such itemized statements and attachments.

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         As full compensation for Services, the Company shall provide and issue to Nantz the following:

13. APPAREL. The Company shall furnish Nantz, at no cost, with sufficient Ashworth Products to be used by him in connection with the Services and for the personal use of Nantz and his immediate family. The cost of said Product shall not exceed $12,000 (at wholesale) during any single Contract Year.

14. STOCK OPTIONS. a) As consideration for the rights granted and the services to be rendered hereunder, the Company hereby grants to Nantz options (the "Options"), to purchase shares of the common stock of the Company par value $.001 per share (the "Share"), which are exercisable as follows:

15. The first Option to purchase 40,000 Shares upon payment of the aggregate Option Share Price (as defined below) for the number of Shares so purchased shall become exercisable on November 1, 2002, unless this Agreement is terminated as provided herein prior to such date, in which case this Option shall be canceled. Once exercisable, this Option may be exercised in full or in any number of partial exercises or in combination with the full or partial exercise of any other Option for a period terminating upon the earlier to occur of (A) the fifth anniversary of the initial exercisability date or (B) the date of termination of this Agreement, as provided herein, if this Agreement is terminated prior to October 31, 2004.

16. The second Option to purchase up to an additional 40,000 shares upon payment of the aggregate Option Share Price for the number of Shares so purchased shall become exercisable on November 1, 2003, unless this Agreement is terminated as provided herein prior to such date, in which case this Option shall be canceled. Once exercisable, this Option may be exercised in full or in any number of partial exercises or in combination with the full or partial exercise of any other Option for a period terminating upon the earlier to occur of (A) the fifth anniversary of the initial exercisability date or (B) the date of termination of this Agreement, as provided herein, if this Agreement is terminated prior to October 31, 2004;

17. The third Option to purchase up to an additional 40,000 shares upon payment of the aggregate Option Share Price for the number of Shares so purchased shall become exercisable on November 1, 2004, unless this Agreement is terminated as provided herein prior to such date, in which case this Option shall be canceled. Once exercisable, this Option may be exercised in full or in any number of partial exercises or in combination with the full or partial exercise of any other Option for a period terminating upon the earlier to occur of (A) the fifth anniversary of the initial exercisability date or (B) the date of termination of this Agreement, as provided herein, if this Agreement is terminated prior to October 31, 2004;

18. Fourth Option to purchase up to an additional 25,000 shares upon payment of the aggregate Option Share Price for the number of Shares so purchased shall become exercisable on May 1, 2003, unless this Agreement is terminated as provided herein prior to such date, in which case this Option shall be canceled. Once exercisable, this Option may be exercised in full or in any number of partial exercises or in combination with the full or partial exercise of any other Option for a period terminating upon the earlier to occur of (A) the fifth anniversary of the initial exercisability date or (B) the date of termination of this Agreement, as provided herein, if this Agreement is terminated prior to October 31, 2004;

19. Fifth Option to purchase up to an additional 25,000 shares upon payment of the aggregate Option Share Price for the number of Shares so purchased shall become exercisable on May 1, 2004, unless this Agreement is terminated as provided herein prior to such date, in which case this Option shall be canceled. Once exercisable, this Option may be exercised in full or in any number of partial exercises or in combination with the full or partial exercise of any other Option for a period terminating upon the earlier to occur of (A) the fifth anniversary of the initial exercisability date or (B) the date of termination of this Agreement, as provided herein, if this Agreement is terminated prior to October 31, 2004;

20. Sixth Option to purchase up to an additional 25,000 shares upon payment of the aggregate Option Share Price for the number of Shares so purchased shall become exercisable on May 1, 2005, unless this Agreement is terminated as provided herein prior to such date, in which case this Option shall be canceled. Once exercisable, this Option may be exercised in full or in any number of partial exercises or in combination with the full or partial exercise of any other Option for a period terminating upon the earlier to occur of (A) the fifth anniversary of the initial exercisability date or (B) the date of termination of this Agreement, as provided herein, if this Agreement is terminated prior to October 31, 2004;

21. Seventh Option to purchase up to an additional 25,000 shares upon payment of the aggregate Option Share Price for the number of Shares so purchased shall become exercisable on May 1, 2006, unless this Agreement is terminated as provided herein prior to such date, in which case this Option shall be canceled. Once exercisable, this Option may be exercised in full or in any number of partial exercises or in combination with the full or partial exercise of any other Option for a period terminating upon the earlier to occur of (A) the fifth anniversary of the initial exercisability date or (B) the date of termination of this Agreement, as provided herein, if this Agreement is terminated prior to October 31, 2004;

         The "Option Share Price" shall initially be $4.65 per Share as approved by the Compensation Committee at its regular meeting held on December 10, 2001.

22. The Company shall grant Nantz an additional option for 10,000 shares on the first business day of November of each year that Nantz is a member of the Company's Board of Directors. The option price shall be the closing price on the trading day immediately preceding the grant date, and shall vest quarterly on the first day following the end of the previous quarter.

                  b) The Options being granted hereunder are being granted under and subject to the terms and conditions of the Ashworth, Inc. Amended & Restated Equity Incentive Plan, dated March 24, 2000 ("Amended Plan") and all Shares issued upon the exercise of any Option shall be registered under the Securities Act of 1933, as amended.


                                   EXCLUSIVITY

         During the Term, neither Nantz Communications nor Nantz shall enter into any activity, employment, independent contract, or other business arrangement which conflicts with Nantz Communications' or Nantz's obligations under this Agreement or perform any service which reasonably appears to be an endorsement of the sportswear apparel, hats and shoes of a third party without the Company's prior written approval. Nantz Communications and Nantz expressly agree that the Endorsement will not be granted to anyone other than the Company for use during the Term in connection with the advertisement and promotion of sportswear apparel, hats and shoes. Notwithstanding the foregoing Nantz shall be permitted to wear a Titleist hat or clothing logo when performing promotional services for Titleist and to use Titleist equipment when performing any promotional services for the Company in which equipment will be used.

                                   TERMINATION

         This Agreement may be terminated by any party in the following circumstances:

23. Upon mutual consent of the Company, on the one hand, and Nantz Communications and Nantz, on the other hand;

24. Nantz's Disability or death, in which event the Agreement shall terminate on the November 1 following such Disability or death;

25. Repeated misconduct of Nantz which subjects Nantz to continued public ridicule causing a substantial loss of Nantz's positive public image;

26. Nantz's conviction or plea of guilty or no contest to a felony involving moral turpitude;

27. A finding of insolvency or bankruptcy against the other party (which, in the case of a desired termination by the Company, shall mean Nantz Communications or Nantz); and

28. Failure to comply with the terms and conditions of this Agreement after being given notice thereof and, where applicable, a reasonable opportunity to cure the failure (which shall be 10 days in the event of a failure to timely make a payment pursuant hereto; 30 days otherwise). In order to be a sufficient notice hereunder, any such written notice shall specify in detail each item of default, and shall specify in detail the action the defaulting party is required to take in order to cure each item.

Notwithstanding the foregoing, upon the occurrence of repeated intentional failures to comply with the terms and conditions of this Agreement, which have been noticed in accordance with the terms hereof (regardless of whether such failures have been cured), the non-defaulting party may immediately terminate this Agreement upon written notice to the defaulting party without affording a further opportunity to cure.

Should Nantz Communications or Nantz disagree with the Company as to the existence of a condition affording the Company the right to so terminate this Agreement, Nantz Communications or Nantz shall, within thirty (30) days following the receipt of any such notice of termination, submit the matter to arbitration pursuant to the provisions of this Agreement.

The termination rights set forth in this section shall not constitute the exclusive remedy of the non-defaulting party hereunder, however, and if a default is made by either party hereunder, the other may resort to such other remedies as said party would have been entitled to if this section had been omitted from this Agreement. Termination under the provisions of this section shall be without prejudice to any rights or claims which the terminating party may otherwise have against the defaulting party.

From and after the termination of the Term all of the rights of the Company to the use of the Endorsement shall cease absolutely and the Company shall not thereafter use or refer to the Endorsement in advertising or promotion in any manner whatsoever. The Company shall not advertise, promote, distribute or sell any item whatsoever in connection with the use of any name, figure, design, logo, trademark or trade name confusingly similar to or suggestive of the Endorsement following the termination of the Term.


                                   ASSIGNMENT

         This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nantz Communications and Nantz acknowledge that the Services to be rendered by Nantz Communications and Nantz are unique and personal. Accordingly, except as otherwise expressly provided below, neither Nantz Communications nor Nantz shall assign any of their respective rights or delegate any of their respective duties or obligations under this Agreement without the written consent of the Company. Nothing herein shall prevent Nantz Communications from assigning the monetary benefits of this Agreement as it may so desire. Further, inasmuch as it is recognized that Nantz Communications is the representative of Nantz, Nantz Communications may at any time assign this Agreement to Nantz and, in such event, Nantz Communications shall have no further obligation or liability in connection herewith and Nantz Communications' position vis-a-vis the Company in connection herewith shall be in all respects the same as if Nantz Communications had signed this Agreement as agent rather than as a principal from the beginning. The rights granted the Company hereunder shall be used only by it and shall not, without the prior written consent of Nantz

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Communications or Nantz, be transferred or assigned to any other. In the event of the merger or consolidation of the Company with any other entity, Nantz Communications shall have the right to terminate the Agreement by so notifying the Company in writing on or before sixty (60) days after Nantz Communications has received notice of such merger or consolidation if and only if, by virtue of such merger or consolidation Nantz Communications or Nantz would be in default under or violating any provisions of any agreement to which he or it is subject entered into prior to June 1, 1994.

                                   ARBITRATION

         Unless otherwise mutually agreed to in writing by the Company, Nantz Communications and Nantz, any controversy or claim arising out of or related to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association or any successor. Each of the Company, on the one hand, and Nantz Communications and Nantz, on the other hand, shall select one arbitrator and the two so selected shall select a third. Failing the selection of an arbitrator by either party or by the two so selected, the claim or controversy shall be settled by the American Arbitration Association upon the application of either party. Judgment upon any award of a majority of the arbitrators filed in a court of competent jurisdiction shall be binding.


                                  MISCELLANEOUS

29. NOTICES. Any and all notices required pursuant to this Agreement shall be deemed given if in writing and delivered in person, sent by certified or registered mail, return receipt requested, or set by telefax at or to the addresses and telefax numbers set forth below or such other addresses and telefax numbers as the parties may direct by notice given as herein provided:

                           Ashworth, Inc.
                           Attention: President and Chief Executive Officer 2765 Loker Avenue West
                           Carlsbad, California 92008
                           Telephone: (760) 929-6142
                           Telefax: (760) 929-4697

                           James W. Nantz III
                           Nantz Communications, Inc.
                           c/o International Merchandising Group
                           22 East 71st Street
                           New York, New York 10021
                           Attention: Barry Frank
                           Telephone: (212) 774-8900
                           Telefax: (212) 772-2617

30. GOVERNING LAW. This Agreement and its formation, operation and performance shall be governed, construed, performed, and enforced in accordance with the laws of the State of California.

31. JURISDICTION AND VENUE. For the purposes of any dispute arising hereunder, jurisdiction and venue shall lie in the appropriate court in California.

32. ATTORNEY FEES AND EXPENSES. In any legal action or alternative dispute resolution instituted to interpret or enforce the terms and/or conditions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and expenses.

33. WAIVER. A waiver by either party of any provision of this Agreement shall not be deemed a waiver of any other portion of this Agreement. Failure to require performance of any provision of this Agreement shall not be deemed a continuing waiver of that provision or any other provision of this Agreement.

34. SEVERABILITY. In the event that any provision or any portion of any provision of this Agreement shall be held invalid, illegal or unenforceable, the remainder of this Agreement shall remain valid, enforceable, the remainder of this Agreement shall remain valid, enforceable, and in effect.

35. CAPTION REFERENCES. All items headings and captions are for reference purposes only and do not in any way modify or limit the provisions set forth thereunder.

36. ENTIRE AGREEMENT. This Agreement contains the entire understandings and agreement of the parties and supersedes any prior understandings and/or agreement of the parties. This Agreement may not be modified or amended without the written consent of all parties hereto.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date indicated below, effective the date first above mentioned.


                                        THE COMPANY:

                                        ASHWORTH, INC.
                                        a Delaware corporation


Date: October 30, 2001                  By:  /s/ Randall L. Herrel, Sr.
                                             -----------------------------------
                                             Randall L. Herrel, Sr.
                                             Chairman, President &
                                             Chief Executive Officer


                                        NANTZ COMMUNICATIONS, INC.


Date: October 30, 2001                  By:  /s/ James W. Nantz, III
                                             -----------------------------------
                                             James W. Nantz III
                                             President

                                        JAMES W. NANTZ III


Date: October 30, 2001                       /s/James W. Nantz III
                                             -----------------------------------
                                             JAMES W. NANTZ III